                  KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES

                     Significant Subsidiaries of Registrant


As of June 30, 1994 the significant subsidiaries of the Registrant were as follows:

                                                                  Percent Of
                                                 State of     Voting Stock Owned
                                              Incorporation    By the Registrant
Kimball International Marketing, Inc.            Indiana             100%
Kimball International Manufacturing, Inc.        Indiana             100%
Kimball Electronics, Inc.                        Delaware            100%
Kimball, Inc.                                    Delaware            100%
Kimball Hospitality Furniture, Inc.              Indiana             100%
Harpers, Inc.                                    Delaware            100%
McAllen-American Corporation                     Texas               100%
Kimball International Transit, Inc.              Indiana             100%
Kimco, S.A. de C.V.                              Mexico              100%
L. Bosendorfer Klavierfabrik GmbH                Austria             100%
Kimball Europe P.L.C.                            England             100%

Each of the above subsidiaries is included in the Registrant's consolidated financial statements for the year ended June 30, 1994.




                                                                      Exhibit 21
                                     - 78 -